Exhibit 10.31
Speedway SuperAmerica LLC
Excess Benefit Plan
As
Amended and Restated
Generally Effective
January 1,1999 1
Counterpart 5 of 5

[1]	For amendments made relating to recognizing non-consecutive Group I bonuses and deferred compensation amounts in the 36 months prior to retirement, the effective date is April 1, 1997.

SPEEDWAY SUPERAMERICA LLC
EXCESS BENEFIT PLAN
ARTICLE I
I.	Purpose
This Plan, formerly known as the Emro Marketing Company Excess Benefit Plan, has been amended and restated to become the Speedway SuperAmerica LLC Excess Benefit Plan effective January 1, 1999 and to include amendments made to the plan effective January 1, 1997 relating to the provision of additional benefits for amounts deferred under the Company’s existing and former deferred compensation plans as well as amendments made to recognize non-consecutive bonuses in calculating Final Average Pay. The purpose of this Plan is to compensate employees for the loss of benefits under the Retail Provisions of the Marathon Ashland Petroleum Retirement Plan (the “Retail Sub-Plan”) due to certain limits placed by the Internal Revenue Code (“IRC”) and in certain cases to provide benefits relating to compensation updates under the provisions of that Plan relating to the former Petroleum Marketing Retirement Plan which was merged into the MAP Plan’s Retail Sub-Plan but which are unavailable under the qualified plan due to certain IRC limitations. The term “Company” as referred to herein shall mean Speedway SuperAmerica LLC (and its predecessor Emro Marketing Company where appropriate) and any other company which has been authorized to participate in the Retail Provisions of the MAP Plan, including the former PMRP.
This Speedway SuperAmerica LLC Excess Benefit Plan (“Excess Benefit Plan”) sets forth the terms and conditions under which benefits designed to compensate employees for the aforementioned losses of benefits shall be accrued and paid by the Company.

ARTICLE II
II.	Eligibility
Every individual who qualifies for a benefit under the terms of the Retail Provisions of the MAP Plan (and the analogous provisions of the former PMRP) and whose benefit as determined under Article IV, Sections A, B, C, D or E of the Retail Sub-Plan of the MAP Plan is reduced by any of the following limitations, is eligible to accrue Excess Benefit Plan benefits:
1.	IRC §415,

2.	The annual compensation limit as set forth under IRC §401(a)(17),

3.	Employees excluded from receiving the benefits described in Article IV(B) entitled, “Grandfathered or Prior Plan Benefit for Former Petroleum Marketing Retirement Plan Participants” and Article IV(C) entitled “Transition Provision For Former SuperAmerica Employees Who Were Ashland Inc. and Associate Plan Participants on December 31, 1998” solely due to their status as highly compensated employees or being deemed as highly compensated employees.
Every individual who is eligible to receive benefits under this Excess Benefit Plan by reason of their active employment with the Company shall be known as a Participant. Every individual who becomes eligible to receive benefits under this Excess Benefit Plan in the event of the death of a Participant shall be known as a Beneficiary. The Beneficiary of a Participant under this Excess Benefit Plan shall be such Beneficiary as may be provided under Article VI, Section B of this Plan.
ARTICLE III
III.	Excess Retail Sub-Plan Benefits
A.	Amount of Excess Retail Sub-Plan Benefit
The amount of Excess Retail Sub-Plan Benefit which a Participant or Beneficiary is entitled to receive shall be equal to the excess of (1) over (2) below:

(1)	The amount of benefit which such Participant or Beneficiary would be entitled to receive under the Retail Sub-Plan if such benefit were computed without giving effect to the limitations referenced under Article II, of this Plan; less

(2)	The amount of benefit which such Participant or Beneficiary is entitled to received under the Retail Sub-Plan.
     In determining the Excess Benefits the following shall apply to (1) above:
a)	The Excess Benefit calculation shall include in Compensation amounts any Participant shall have contributed to a non-qualified deferred compensation plan sponsored by Speedway SuperAmerica LLC or previously sponsored by Emro Marketing Company during the previous 36 month period used to calculate the Participant’s benefit under the Retail Sub-Plan; and

b)	For employees of the Company at Grade 19 and above, the definition of “Final Average Pay for calculating the Excess Benefit shall be the highest monthly pay, excluding bonuses, of a member for any consecutive thirty-six months period during the last ten years of employment, plus the highest three bonuses paid out in the last 10 years (not necessarily consecutive), divided by 36. Compensation used to determine Final Average Pay shall otherwise be the same as defined under the Retail Sub-Plan.
B.	Payment of Excess Retail Sub-Plan Benefits
Payment of Excess Retail Sub-Plan Benefits shall be accomplished by means of unfunded payments directly from the Company.

Payment of Excess Retail Sub-Plan Benefits shall commence no earlier than the date benefits commence under the Retail Sub-Plan and shall be made under the same form of payment provided under the Retail Sub-Plan with respect to such Participant or Beneficiary. Consequently, a Participant must be vested under the Retail Sub-Plan in order for an Excess Retail Sub-Plan Benefit to be payable. Upon request received prior to the commencement of the Excess Retail Sub-Plan Benefits, the Plan Administrator may, however, at their sole discretion, approve a form of payment, which is different from the form of payment provided under the Retail Sub-Plan to the Participant or Beneficiary. The amount of any form of payment hereunder shall be determined by using the same factors and assumptions, which would be used by the Retail Sub-Plan for such Participant or Beneficiary at the time the form of payment is calculated.
ARTICLE IV
IV.	Administration of Excess Benefit Plan
The Company has delegated its administrative authority hereunder to the Plan Administrator of the Marathon Ashland Petroleum LLC Retirement Plan or their successor. The Plan Administrator shall have authority to control and manage the operation and administration of the Excess Benefit Plan, including all rights and powers necessary or convenient to the carrying out of its functions hereunder.
ARTICLE V
V.	Amendment or Termination
A.	Amendments and Termination

The Company, in its sole discretion, may amend or terminate this Excess Benefit Plan at any time, but in no event shall such amendment or termination adversely affect the benefits accrued to the Participants or Beneficiaries hereunder prior to the effective date of such amendment or termination.

B.	Notice of Amendment or Termination

The Plan Administrator shall notify Participants or Beneficiaries under the Excess Benefit Plan of any amendment affecting their benefits under or terminating the Excess Benefit Plan within a reasonable time after such action.
ARTICLE VI
VI.	Miscellaneous
A.	No Guarantee of Employment, etc.

Neither the creation of the Excess Benefit Plan nor anything contained herein shall be construed as giving any Participant hereunder or other employees of the Company any right to remain in the employ of the Company.
B.	Beneficiaries

Subject to any designation guidelines established by the Plan Administrator, each Participant shall have the right at any time to designate, or to rescind or change the designation of, a primary and a contingent Beneficiary to receive benefits payable in the event of the Participant’s death. Such designation, or rescission or change of designation, shall be made in writing and shall be filed with the Plan Administrator. The designation, rescission, or change of designation shall be effective as of the date filed with the Plan Administrator and shall be controlling over any disposition by will or otherwise. In the event that a Participant fails to so designate any Beneficiary, or in the event there shall be no Beneficiary so designated by such Participant living at the time of such Participant’s death, then and in either of said events, any such benefits shall be paid out in lump sum form to the person or persons comprising the first surviving class of the following classes:
1.	The Participant’s surviving spouse.

2.	The Participant’s surviving children.

3.	The Participant’s surviving parents.

4.	The Participant’s surviving brothers and sisters.

5.	The executor or administrator of the Participant’s estate.
C.	Rights of Participants and Beneficiaries

Payment of benefits hereunder to Participants or Beneficiaries shall be made only to them or their legal representatives, and there shall be no interest in any benefit payments to be made prospectively, or any part thereof, nor shall benefits hereunder or the expectation of such benefits be assignable by operation of law or otherwise, or be subject to any form of reduction for the debts or defaults of such Participants or Beneficiaries whether to the Company or to others. However, this Section C shall not apply to portions of benefits applied at the direction of the person eligible to receive such benefits to the premiums on life or health insurance provided under any Company program, or to the withholding of taxes.

D.	No Requirement to Fund

No provisions in the Excess Benefit Plan, either directly or indirectly, shall be construed to require the Company to reserve, or otherwise set aside, funds for the payment of benefits hereunder.

Any payments are to be made from the general assets of the Company. The Company’s obligation to make payments is a general obligation, which is outside the provisions of its qualified plans and the trusts created thereunder.

E.	Controlling Law

To the extent not preempted by the laws of the United States of America, the laws of the State of Ohio shall be the controlling state law in all matters relating to the Excess Benefit Plan and shall apply.

F.	Severability

If any provisions of the Excess Benefit Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of the

Excess Benefit Plan, but this Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

G.	Affect on Other Benefit Plans

Any benefit payable under the Retail Sub-Plan shall be paid solely in accordance with the terms and provisions of the Retail Sub-Plan of the Marathon Ashland Petroleum LLC Retirement Plan, and nothing in the Excess Benefit Plan shall operate or be construed in any way to modify, amend, or affect the terms and provisions of the Retail Sub-Plan.

             IN WITNESS WHEREOF, Speedway SuperAmerica LLC has caused its name to be hereunto subscribed by its President, and its corporate seal to be hereto affixed.

Speedway SuperAmerica LLC

	BY:	/s/ J.P. Surma

J. P. Surma
Its President

(Seal)
ATTEST:

ITS:

STATE OF OHIO
SS
COUNTY OF HANCOCK
              On this ___  day of December 1999 before me, a notary public within and for the State of Ohio, personally appeared J. P. Surma and ___, to me personally known, who being by me first duly sworn, did depose and say that they are the President, and the Assistant Secretary, respectively, of Speedway SuperAmerica LLC, a Delaware limited liability company, named in and which executed the foregoing instrument; that the seal affixed to the instrument (if any) is the seal of said corporation, and that said instrument was signed and sealed on behalf of said corporation by authority of its Board of Managers; and they acknowledged said instrument to be the free act and deed of said company.

Notary Public, State of Ohio
My Commission Expires:
(Notarial Seal)